Exhibit 4.8

SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT (this “Supplement”) dated as of August 2, 2012 to the Security Agreement dated as of January 26, 2011 (the “Security Agreement”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware company (“Holdings”), each Subsidiary of the Specified U.S. Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, the Specified U.S. Borrower and Holdings are referred to collectively herein as the “Grantors”), and UBS AG, STAMFORD BRANCH, as collateral agent and administrative agent under the Credit Agreement referred to herein (in such respective capacities, “Administrative Agent” and the “Collateral Agent”) for the Secured Parties.

Reference is made to the Credit Agreement, dated as of January 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Specified U.S. Borrower, the other Loan Parties party thereto, the Lenders party thereto, the Collateral Agent and the Administrative Agent.  Terms defined in the Security Agreement or the Credit Agreement and not otherwise defined herein are used herein as defined in the Security Agreement or the Credit Agreement, as applicable.

The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit.  Section 18(b) of the Security Agreement provides that additional Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

SECTION 1.  In accordance with Section 18(b) of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance for the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary has delivered concurrently herewith a supplement to the Perfection Certificate.  Such supplemental Perfection Certificate has been duly prepared, completed and executed by the undersigned and the information set forth therein, including the exact legal name of the undersigned, its jurisdiction of organization and its organizational number, is true, accurate and complete.

SECTION 3.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of an particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  This New Subsidiary agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other chargers and disbursements of counsel for the Collateral Agent.

Reference is made to the Amended and Restated Lien Subordination and Intercreditor Agreement dated as of February 11, 2011, among UBS AG, Stamford Branch, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, Wells Fargo Bank, National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Supplement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

FOUNDATION LABS BY PLY GEM, LLC

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President
Address: 5020 Weston Parkway, Suite 400,
Cary, NC 27513
Legal Name: Foundation Labs by Ply Gem, LLC
Jurisdiction of Formation: Delaware

UBS AG, STAMFORD BRANCH, AS
COLLATERAL AGENT AND ADMINISTRATIVE AGENT

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, US

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, US